Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309

Tel: 404 853 1400
Fax: 404 853 1430

AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Announces New Businesses to Focus on

Relighting and Energy Management

Atlanta, GA, April 17, 2008 – Acuity Brands, Inc. (NYSE:AYI) today announced it has established two new businesses within its wholly-owned subsidiary Acuity Brands Technology Services, Inc. (“ABTS”) to capitalize on the emerging opportunities in both the turn-key renovation and the lighting, energy and maintenance management markets. ABTS plans to build successful adjacencies to Acuity Brands’ core lighting fixture business, and leverage new technical and service capabilities working with both new and existing customers.

ABTS is currently comprised of two new businesses. SAERIS™ provides lighting renovation and energy services, with special focus on turn-key lighting projects for major corporations, building owners, municipalities and schools. SAERIS’ services will support Acuity Brands Lighting’s existing sales channels to enhance pursuits of renovation and relighting business opportunities. Another new business, ROAM®, provides monitoring and control of indoor and outdoor lighting infrastructures utilizing a combination of intelligent photocontrols, machine-to-machine communications, wireless communications, and network management services.

Crawford Lipsey has been named President of Acuity Brands Technology Services. Mr. Lipsey has held increasingly responsible management positions since joining Acuity Brands Lighting in 1999. Most recently he was Executive Vice President and General Manager of Acuity Brands Lighting’s Solutions Group, which included the North American and European operations of the Holophane, American Electric, and Carandini brands.

Acuity Brands, Inc. owns and operates Acuity Brands Lighting. With fiscal year 2007 net sales of approximately $2.0 billion, Acuity Brands Lighting is one of the world’s leading providers of

News Release

lighting fixtures and related products and services and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Mark Architectural Lighting™, Hydrel®, American Electric Lighting®, Gotham®, Carandini®, SpecLight®, MetalOptics®, Antique Street Lamps™, Synergy™, SAERIS™ and ROAM®. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 7,000 associates and has operations throughout North America and in Europe and Asia.

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